                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                                   GRACO INC.
                                 ---------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   384109-10-4
                                   -----------
                                 (CUSIP Number)

                                  JULY 2, 1998
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [X] Rule 13d-1(c)
  [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 5 Pages
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-----------------------
CUSIP NO.  384109104              SCHEDULE 13G                 Page 2 of 5 Pages
-----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    David A. Koch

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
    Trustee of Clarissa L. Gray Trust                                (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------

                    5        SOLE VOTING POWER
                             500,917 (Includes ESOP Shares of 744 and 18,642
     NUMBER OF               options scheduled to vest within 60 days)
                    ------------------------------------------------------------
      SHARES        6        SHARED VOTING POWER
                             2,132,933 (Includes 993,642 shares held by the
   BENEFICIALLY              Trust U/W Clarissa L. Gray; 67,791 shares owned by
                             Mr. Koch's wife, as to which Mr. Koch may be deemed
      OWNED BY               to share voting power; 44,968 shares owned by Graco
                             Foundation of which Mr. Koch is a director; 677,782
       EACH                  shares owned by the Graco Pension Plan as to which
                             Mr. Koch shares voting power; and 348,750 shares
    REPORTING                held by Greycoach Foundation of which Mr. Koch is
                             a director)
      PERSON        ------------------------------------------------------------
                    7        SOLE DISPOSITIVE POWER
       WITH                  500,917
                    ------------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER
                             2,132,933
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,633,850
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*[ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 5 Pages

The Statement of Ownership is filed by David A. Koch pursuant to Rules 13d-1(c) and 13d-2(b) under Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to his ownership of shares of common stock of Graco Inc.

ITEM 1
       (a) Name of Issuer:
           --------------

           Graco Inc.

       (b) Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           4050 Olson Memorial Highway
           Golden Valley, Minnesota 55422

ITEM 2
       (a) Name of Person Filing:
           ---------------------

           David A. Koch

       (b) Address:
           -------

           505 North Highway 169, Suite 595
           Plymouth, Minnesota 55441

       (c) Citizenship:
           -----------

           USA

       (d) Title of Class of Securities:
           ----------------------------

           COMMON

       (e) CUSIP Number:
           ------------

           384109-10-4

ITEM 3
           This statement is being filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934.

ITEM 4     Ownership:
           ---------

           (a) Amount beneficially owned:
               -------------------------

               2,633,850

           (b) Percentage of Class:
               -------------------

               13.1%

           (c) Number of Shares as to which Mr. Koch has:
               -----------------------------------------

                (i) Sole power to vote or direct the vote:
                    -------------------------------------

                       500,917
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                                                               Page 4 of 5 Pages


                (ii) Shared power to vote or direct the vote:
                     ---------------------------------------

                       2,132,933

               (iii) Sole power to dispose or direct the disposition:
                     -----------------------------------------------

                       500,917

                (iv) Shared power to dispose or direct the disposition:
                     -------------------------------------------------

                       2,132,933

ITEM 5   Ownership of Five Percent or Less of a Class:
         --------------------------------------------

           Not Applicable

ITEM 6   Ownership of More Than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

           See response to Item 6 of Schedule 13G.

ITEM 7 Identification and Classification of Members of the Subsidiary which Acquired the Security Being Reported on by Parent Holding Company.
         --------------------------------------------------------------------

           Not Applicable

ITEM 8   Identification and Classification of Members of the Group:
         ---------------------------------------------------------

           Not Applicable, but see Item 2.

ITEM 9   Notice of Dissolution of Group:
         ------------------------------

           Not Applicable

ITEM 10  Certification:
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                               Page 5 of 5 Pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 10, 1998

                                    /s/ David A. Koch
                                    --------------------------------------
                                    David A. Koch